Exhibit 10.32

THIS LEASE AGREEMENT is made between Landlord and Tenant as of the Effective Date below.

1.    General Defined Terms.

a) Effective Date:	/D1/____________________________
b) Landlord:	AMB Tripoint, LLC
c) Landlord Notice Address:	Prologis 3353 Gateway Blvd Fremont, California 94538-6512	With copy to:	Prologis 1800 Wazee Street Suite 500 Denver, Colorado 80202 Attn: General Counsel
d) Tenant:	Venus Concept, Inc.
e) Tenant Notice Address:	Venus Concept Inc. 235 Yorkland Blvd. Suite 900 Toronto, Ontario M2J 4Y8 Attn: General Counsel	With copy to:	legal@venusconcept.com
f) Premises:	That portion of the Building containing approximately 30,011 rentable square feet as shown on Exhibit A.
g) Building:	North San Jose 21 1800 Bering Drive San Jose, CA 95112
h) Project:	Prologis North San Jose
i) Tenant’s Proportionate Share of the Building:	100.00%
j) Tenant’s Proportionate Share of the Project:	18.91%
k) Lease Term:	Beginning on the Commencement Date and ending on the day which is 66 full calendar months following the Commencement Date (the “Expiration Date”).
l) Commencement Date:	Upon Substantial Completion of the Initial Improvements, estimated to be November 1, 2021.
m) Monthly Base Rent:	Period	Monthly Base Rent

Month 1

through

Month 6

*USD$52,519.25

Month 7

through

Month 12

USD$52,519.25

Month 13

through

Month 24

USD$54,094.83

Month 25

through

Month 36

USD$55,717.67

Month 37

through

Month 48

USD$57,389.20

Month 49

through

Month 60

USD$59,110.88

Month 61

through

Month 66

USD$60,884.20

*Monthly Base Rent is abated during this period. Operating Expenses will be due as provided in the Lease during this period.
n) Initial Estimated Monthly Operating Expenses:	Taxes: USD$6,416.35 Common Area Expense: USD$4,030.48 Insurance: USD$702.26 Amortized CAM Recoveries (ACR): USD$0.00 Management Fee: USD$1,908.70 Total: USD$13,057.79
o) Security Deposit:	USD$73,943.00 in the form of Cash
p) Landlord Broker:	Cushman & Wakefield, Inc. Cushman & Wakefield, Inc. Cushman & Wakefield, Inc.
q) Tenant Broker:	Hughes Marino
r) Guarantor:
s) Exhibits:

Exhibit A         - Site Plan

Exhibit B         - Project Rules and Regulations

Exhibit C         - Commencement Date Certificate

Exhibit D         - Move-out Conditions

Exhibit E         - HVAC Maintenance Contract

Exhibit F         - Construction (Turnkey)

Exhibit G         - One Renewal Option at Market

2.

Granting Clause. In consideration of the obligation of Tenant to pay rent and of the other terms, covenants, and conditions as herein provided, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, for the Lease Term, subject to the terms, covenants and conditions of this Lease.  Tenant hereby represents and warrants to Landlord that the individual executing this Lease on behalf of Tenant has the full right and authority to enter into this Lease in accordance with the terms hereof, and all corporate action necessary to do so has been duly taken, and no further action or approval is required in order to constitute this Lease as a binding and enforceable obligation of Tenant.

3.

Acceptance of Premises. Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes. Except as otherwise expressly provided in this Lease, Landlord shall not have any obligation for any defects in the Premises or any limitation on its use. No later than 10 days after the Commencement Date, Tenant shall execute and deliver to Landlord a Commencement Date Certificate in the form of Exhibit C. Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease except for the payment of Base Rent and Operating Expenses.

Subject to the vacation of the Premises by the existing tenant, if any, Landlord shall allow Tenant access to the Premises upon vacation of the Premises by the existing tenant, if any, for purposes of preparing the Premises for the commencement of Tenant’s normal business operations, subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises (“Early Occupancy”). During such Early Occupancy period prior to the Commencement Date, Tenant shall be bound by its obligations under the Lease, including the obligation to provide evidence of insurance, but shall not be obligated to pay the Monthly Base Rent payable by Tenant to Landlord as set forth in the Lease.

Landlord represents and warrants that as of the Commencement Date the Premises’ roof, HVAC, electrical, lighting, plumbing, fire sprinkler and other mechanical systems are in good working order.

4.

Use. The Premises shall be used only for the purpose of general office administration, research and development, light manufacturing, storage, receiving, storing, shipping and selling (but specifically excluding retail selling) products, and for such other lawful purposes incidental thereto. Tenant shall not conduct any auction, liquidation, or similar activities at the Premises, and will use the Premises, Building, and Project in a safe manner and will not commit waste, overload the floor or structure of the Premises, or subject the Premises to use that would damage the Premises. Tenant shall not permit any outside storage, nuisance or objectionable odors, noise, or vibrations to emanate from the Premises. Tenant shall use the Premises in compliance with all federal, state, local, and municipal laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, "Legal Requirements"). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act, similar state statutes, local ordinances, or any related regulations, as may be amended from time to time. The Premises shall not be used for residential purposes. Tenant shall, at its expense, make any alterations or modifications to the Premises or Project that are required by Legal Requirements as a result of Tenant's use or occupation of the Premises. Except as otherwise expressly provided herein, any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

Subject to Legal Requirements (as hereinafter defined) during the Lease Term, Tenant shall be entitled to access of the Premises 24 hours per day, seven days per week, 365 days per year.

5.

Base Rent. The first month's Base Rent and Operating Expenses shall be due and payable upon execution of this Lease, which amounts shall be applied to the first month when such amounts become due and payable. Tenant shall pay to Landlord in advance, without demand, subsequent monthly installments of Base Rent on, or before, the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month). All payments by Tenant to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer or Automated Clearing House.  The obligation of Tenant to pay Base Rent, Operating Expenses and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall not abate, reduce, or set-off any amounts due and payable hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any monthly installment of Base Rent, Operating Expenses, or other amount due and payable herein beyond 5 days after the due date thereof, and after notice as provided below, Tenant shall pay to Landlord on demand a late charge equal to eight percent (8%) of such delinquent sum. Tenant shall not be obligated to pay the late charge until Landlord has given Tenant 5 days written notice of the delinquent payment (which may be given at any time during the delinquency); provided, however, that such notice shall not be required more than once in any 12-month period. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty or as limiting Landlord's remedies in any manner.

6.

Operating Expenses.  During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant's Proportionate Share (hereinafter defined) of Operating Expenses for the Project or Building. Payments for any fractional calendar month shall be prorated. The term "Operating Expenses" means all costs and expenses incurred by Landlord directly from the ownership, maintenance, and operation of the Project including, but not limited to costs of: Taxes (hereinafter defined); insurance; utilities; maintenance, repair and replacement of all portions of the Building, Premises, and Project, including without limitation, paving and parking areas, roads, non-structural components of exterior walls, non-structural components of the roofs (including the roof membrane), alleys, and driveways, mowing, landscaping, snow removal, exterior painting, utility lines, fire sprinklers and fire protection systems, the current amortized portion of any capital repairs and replacements of all portions of the Building, Premises, and Project, heating, ventilation and air conditioning systems (as defined below), lighting, electrical systems and other mechanical and building systems; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Project is subject; a property management or administration fee payable to a property manager, including Landlord, or any affiliate of Landlord, equal to three (3%) percent of gross receipts due and payable by Tenant to Landlord under this Lease; a deductible for all-risk property insurance not to exceed USD$25,000; security services, if any; trash collection, sweeping and debris removal; and additions or alterations made by Landlord to the Project or the Building in order to comply with Legal Requirements (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Project or the Building as an industrial/warehouse facility in the market area, provided that the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof as determined by Generally Accepted Accounting Principles.

Operating Expenses do not include (a) debt service under mortgages or ground rent under ground leases; (b) leasing commissions, or the costs of renovating space for tenants; (c) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Premises, the Building or the Project; (d) costs of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm or other casualty (including the costs of any deductibles paid by Landlord) and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise paid by insurance then in effect obtained by Landlord (ii) the adjudicated negligence or adjudicated intentional tort of Landlord, or any representative, employee or agent of Landlord, (iii) the act of any other tenant in the Premises, the Building or the Project, or any other tenant’s agents, employees, licensees or invitees to the extent the applicable cost is, in the Landlord’s reasonable judgment, practically recoverable from such person; (e) costs incurred (less costs of recovery) for any items to the extent such amounts are recoverable by Landlord under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty; (f) non-cash items, such as deductions for depreciation and amortization of the Premises, the Building or the Project and the Premises, the Building or the Project equipment, or interest on capital invested; (g) legal fees, accountants’ fees and other expenses incurred in connection with (i) the negotiation of and entry into any lease or other arrangements with other tenants of the Premises, Building or Project, and (ii) disputes with other tenants or occupants of the Premises, the Building or the Project or associated with defense of Landlord’s title to or interest in the Premises, the Building or the Project or any part thereof; (h) costs incurred due to violation by Landlord or any other tenant in the Premises, the Building or the Project of the terms and conditions of any lease; (i) the cost of any service provided to Tenant or other occupants of the Premises, the Building or the Project for which Landlord is entitled to be reimbursed; (j) charitable or political contributions; (k) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations; (l) costs, expenses, depreciation or amortization for repairs and replacements required to be made by Landlord under Paragraph 11 of this Lease, (m) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building; or (n) costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance.

No later than 90 days following the first day of each calendar year during the Lease Term, Landlord shall deliver to Tenant an Operating Expense Reconciliation Invoice (“Invoice”) and an Operating Expense Summary Report listing the Operating Expenses for the prior year of the Lease Term (“Report”). Provided (x) no Event of Default exists under this Lease, (y) no payments of Base Rent, Operating Expenses, or other amounts due under the Lease are outstanding, and (z) Tenant has a reasonable belief that the Invoice and Report contain an error to the detriment of Tenant, Tenant, at its sole cost and expense, shall have the right to examine property invoices evidencing such costs and expenses as provided in the Invoice and Report which Tenant believes to be in error as more specifically provided herein. Such review of Landlord’s property invoices may occur not more than once per year at Landlord’s local market office during reasonable business hours. Landlord agrees to make the property invoices pertaining to those items which Tenant reasonably believes to be in error, a copier and conference room available to Tenant for a period not to exceed one week to examine such property invoices. In the event Tenant desires to exercise the foregoing right, Tenant shall deliver written notice of Tenant’s intent to review the property invoices, and shall identify the item(s) contained in the Invoice and Report which Tenant believes to be in error, no later than thirty (30) days following Tenant’s receipt of the Invoice and Report. Time is of the essence with regards to the delivery of such notice. Upon Landlord’s receipt of Tenant’s notice, Landlord and Tenant shall work in good faith to schedule a time and date for such property invoice examination which shall be acceptable to both parties. In the event that Tenant accurately determines that the Invoice and Report contain an error to the detriment of Tenant, Landlord shall immediately provide a revised Invoice and Report to Tenant. If Tenant has already paid the Invoice, Landlord will provide a credit against Tenant’s obligations to pay Base Rent the amount overpaid by Tenant. Tenant shall keep any information gained from such examination confidential and shall not disclose it to any other party, except as required by law. If requested by Landlord, Tenant shall be required to sign a confidentiality agreement as a condition of Landlord making Landlord’s invoices available for inspection. Notwithstanding anything contained herein to the contrary, in no event shall Tenant retain any person paid on a contingency fee basis to act on behalf of Tenant with regards to the forgoing rights to review the property invoices and Landlord shall have no obligation to allow any such representative paid on a contingency fee basis access to Landlord’s records. Notwithstanding anything contained in this Lease to the contrary, Tenant agrees that Tenant’s sole remedy pertaining to an error in the Invoice or Report shall be for the recovery from Landlord an amount equal to the amount overpaid by Tenant, and Tenant waives any right to terminate this Lease as a result of any such error in the Invoice or Report which Tenant may have under law or equity.

If Tenant's total payments of Operating Expenses for any year are less than Tenant's Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall either, at Landlord’s option, retain such excess and credit it against Tenant's next payments or pay such refund to Tenant, except that during the last calendar year of the Lease Term or any extension terms thereof, Landlord shall refund any such excess within 60 days following the termination of the Lease Term or any extension terms thereof, provided that Tenant is not in default of its obligations under this Lease. Any payment required to be paid by Landlord after the expiration or earlier termination of the Lease shall be delivered to the most recent address Tenant has provided to Landlord. With respect to Operating Expenses which Landlord allocates to the entire Project or just the Building, Tenant's "Proportionate Share" shall be the percentage set forth in Paragraph 1 of this Lease as Tenant's Proportionate Share of the Project or Tenant’s Proportionate Share of the Building (as applicable) as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises, Building, or the Project. Landlord may equitably increase Tenant's Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with Tenant’s use. The estimated Operating Expenses for the Premises set forth in Paragraph 1 of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

7.

Security Deposit. The Security Deposit shall be due and payable to Landlord upon execution of this Lease, and shall be held by Landlord as security for the performance of Tenant's obligations. The Security Deposit is not an advance rental deposit, or a measure of Landlord's damages in an Event of Default (as hereinafter defined). Upon any Event of Default, Landlord may use all, or part of, the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord within ten (10) business days of demand, the amount that will restore the Security Deposit to its original amount. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee.   The Security Deposit shall be the property of Landlord, and any remaining amount of the Security Deposit shall be paid to Tenant within thirty (30) days of the date when Tenant's obligations under this Lease have been fulfilled. Landlord shall not be required to keep the Security Deposit separate from its general accounts, and no interest shall accrue thereon. Tenant waives any limitations set forth in California Civil Code Section 1950.7 limiting the use to which a security deposit may be applied. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations.

8.

Utilities. Tenant shall pay the utility provider directly for all separately metered, or contracted public and private utilities serving the Premises, including, but not limited to, water, gas, electricity, telephone, sewer, and trash collection, along with any taxes, penalties, or surcharges with respect to such utilities. Tenant agrees to limit use of water and sewer to amounts consistent with normal restroom, break room, and office use. In the event Tenant’s use of water and sewer services materially exceeds the foregoing limitations, Landlord may separately meter the water and sewer services at Tenant’s expense and require Tenant to pay the service provider directly. Interruptions or failures of utilities shall not result in a default by Landlord, termination of this Lease, or the abatement of rent.

Notwithstanding anything contained herein to the contrary, in the event that such interruption or cessation of utilities results from Landlord’s negligent or willful act or omission, and continues beyond five (5) consecutive business days from the date of such interruption or cessation, then, provided Tenant has delivered Landlord with prompt notice of such interruption, the rent under this Lease will abate, commencing on the sixth (6th) consecutive business day the Premises remain untenantable, and continuing until the date on which the utilities are restored and the Premises are again tenantable. No abatement of rentals as hereinabove described will apply in the event such interruption of utilities is the result of Tenant's alterations to the Premises, or any negligent act or omission of Tenant, its agents, employees or contractors, or any cause other than the negligent or willful act or omission of Landlord or its employees, agents or contractors.

9.

Taxes. Landlord shall pay all taxes, assessments, governmental charges, and fees payable to tax consultants and attorneys for consultation and contesting taxes (collectively referred to as "Taxes") that accrue against the Building or Project during the Lease Term, which shall be included as part of the Operating Expenses charged to Tenant.   Landlord may contest the amount, validity, or application of any Taxes. All capital levies or other taxes assessed or imposed upon the rents payable to Landlord under this Lease and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from or the value of the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord upon demand as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any tax or excise is levied or assessed directly against Tenant, or the Premises, or results from any Tenant-Made Alterations (defined below), or against any personal property or fixtures placed in the Premises, then Tenant shall pay such tax or excise as required by the taxing authority, even if levied or assessed against the Landlord.

10.

Insurance. Landlord shall maintain all risk property insurance covering the full replacement cost of the Building and commercial general liability insurance on the Project in forms and amounts customary for properties substantially similar to the Building and Project which may be included in a blanket policy or captive insurance program (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the total insurance cost calculations). Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, rent loss insurance. All insurance premiums incurred by Landlord with respect to the Project shall be included in Operating Expenses. Tenant will not use the Premises in any manner that would void Tenant's or Landlord's insurance, increase the insurance risk, or cause the disallowance of any insurance credits. If an increase in the cost of any insurance on the Building or the Project is caused by Tenant's use of the Premises, then Tenant shall pay the amount of such increase to Landlord.

Tenant, at its sole expense, shall at all times maintain the following insurance: (i) commercial general liability insurance, on an occurrence basis, covering Tenant, and its activities at the Project, having a minimum limit of $2,000,000 per occurrence (which requirement may be satisfied by a combination of primary and excess policy limits); and in the event property of Tenant’s invitees or customers are kept in the Premises or Project, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of such property as determined by the warehouse contract between Tenant and its customer; (ii) all risk property insurance covering the full replacement cost of all property and improvements placed in the Premises by, or on behalf of, Tenant; (iii) workers’ compensation insurance as required by the applicable state statute (or equivalent coverage reasonably acceptable to Landlord in the event there is no such statutory requirement) which shall include a waiver of subrogation in favor of Landlord, Prologis, Inc., its affiliates, and property manager (Landlord and such parties are collectively referred to herein as the “Landlord Parties”); (iv) employers liability insurance of at least $1,000,000; and (v) business automobile liability insurance having a combined single limit of not less than $2,000,000 per occurrence which can be satisfied by a combination of primary and excess policy limits insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or non-owned vehicles; provided, however, that Tenant shall not be required to carry such insurance in the event Tenant does not use any owned, hired or non-owned vehicles at the Premises. Tenant’s insurance companies shall have an A.M. Best rating of not less than A-VIII and provide primary and non-contributory coverage to the Landlord Parties (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies). All commercial general liability policies shall name the Landlord Parties as additional insureds. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall provide Landlord with certificates of such insurance in forms reasonably acceptable to Landlord prior to the date Tenant is in possession of the Premises, and thereafter at least 15 days prior to the expiration of the insurance coverage, or 15 days following Tenant’s receipt of Landlord’s request for such certificates, provided that such requests from the Landlord shall occur no more than two (2) times in any 12 month period. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled, or if Tenant receives notice of any cancellation from the insurer prior to the expiration date of such policy, Tenant shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur.

The all risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord, and Landlord Parties or Tenant, and Tenant Parties (as defined in Paragraph 30), in connection with any insured loss or damage. Neither party, nor its Landlord Parties or Tenant Parties (as applicable), shall be liable to the other for loss or damage caused by any risk coverable by all risk property insurance, and each party waives any claims against the other party, and against the Landlord Parties and Tenant Parties (as applicable) for such loss or damage. The failure of a party to insure its property shall not void this waiver. Neither party, nor the Landlord Parties and Tenant Parties, shall be liable to the other for any business interruption loss incurred, and each party waives any claims against the other party, and the Landlord Parties and Tenant Parties, for such business interruption loss from any cause whatsoever, including, but not limited to damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party at the Premises or the Project. Notwithstanding the foregoing to the contrary, with respect to any damage to the Premises caused by Tenant, or Tenant Parties, Tenant shall pay Landlord’s all-risk property insurance deductible, not to exceed $25,000 per occurrence, within thirty (30) days following notice for such amount.

11.

Landlord's Repairs and Maintenance. Landlord shall repair, at its expense and without pass through as an Operating Expense, the structural soundness of the roof (which does not include the roof membrane, the costs of which will be included in Operating Expenses), the structural soundness of the foundation, and the structural soundness of the exterior walls of the Building, reasonable wear and tear and uninsured losses and damages caused by Tenant, its agents and contractors excluded. The term "walls" as used in this Paragraph shall not include windows, glass or plate glass, doors or overhead doors, store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph, after which Landlord shall have a reasonable opportunity to repair.

12.

Tenant's Repairs. At Tenant's expense as provided in Paragraph 6, Landlord shall maintain in good repair and condition the roof membrane, parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises. Subject to Landlord's obligation in Paragraph 11, and subject to Paragraphs 10 and 16, Tenant, at its expense, shall repair, replace and maintain in good condition all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, dock doors, dock equipment, plumbing, water and sewer lines up to points of common connection, entries, doors, ceilings, windows, the heating, ventilation, and air conditioning units serving the Premises (the “HVAC”), and interior walls, which repair and replacement obligations include capital repairs or capital replacements whose benefit may extend beyond the Expiration Date. The HVAC systems serving the Premises shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant in accordance with Exhibit E to this Lease. The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord. If Tenant fails to perform any maintenance, repair, or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 15 days after written demand. Subject to Paragraphs 10 and 16, Tenant shall bear the cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant, its agents, contractors, or invitees, or Tenant’s failure to maintain the Premises in accordance with this Lease. Notwithstanding anything contained herein to the contrary, Landlord shall warrant any repairs or replacements to the heating, ventilation and air conditioning systems and equipment related thereto servicing the Premises for a period of 6 months from the Commencement Date; provided, however, that such warranty shall not be effective for any repairs or replacements necessitated due to the misuse of, lack of maintenance by, or damages caused by, Tenant, its employees, contractors, agents, subtenants, or invitees. Notwithstanding the foregoing, Tenant shall continue to be responsible for the maintenance of such heating, ventilation and air conditioning systems and equipment related thereto during such 6 -month period and thereafter during the Lease Term.

13.

Tenant-Made Alterations and Trade Fixtures.  Any alterations, additions, or improvements made to the Premises by, or on behalf of, Tenant ("Tenant-Made Alterations") shall be subject to Landlord’s prior written consent and approval of the plans, not to be unreasonably withheld, delayed or conditioned provided that such alteration does not materially affect the structure or the roof of the Building, modify the exterior of the Building, or modify the utility or mechanical systems of the Building or Project. Tenant shall reimburse Landlord for its reasonable out-of-pocket costs in reviewing plans and specifications and for monitoring construction. Promptly after Tenant's written request, Landlord agrees to provide a good faith estimate of such out of pocket costs prior to incurring such costs (and shall not incur such costs if Tenant gives notice to Landlord that Tenant is withdrawing its request for such Tenant-Made Alterations). Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with Legal Requirements. Tenant shall cause, at its expense, all Tenant-Made Alterations to: (a) be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord using only good grades of materials, and (b) comply with Landlord’s insurance and Legal Requirements. Tenant shall provide Landlord with the names and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall cause its contractor to provide certificates of insurance for worker's compensation, including a waiver of subrogation in favor of the Landlord Parties, and commercial general liability in an amount equal to USD$2,000,000 from an insurance company reasonably satisfactory to Landlord, including a provision of additional insured status for the Landlord Parties, from any contractor completing work on Tenant-Made Alterations. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord all final lien waivers from all contractors and subcontractors. Upon surrender of the Premises all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord requires removal, in which case, at Tenant’s expense, Tenant shall repair any damage caused by such removal. Upon Tenant's prior written request, Landlord shall provide Tenant a list of which Tenant-Made Alterations Landlord will require Tenant to remove upon surrender of the Premises.

Without Landlord’s prior approval, Tenant may erect shelves, racking, bins, machinery and trade fixtures (collectively "Trade Fixtures") provided that such items do not overload the Premises, may be removed without damaging the floor slab or the Premises, and installation thereof complies with all Legal Requirements. Upon surrender of the Premises Tenant shall remove its Trade Fixtures and shall repair any damage to the floor slab or the Premises caused by such removal.

14.

Signs. Except as expressly provided herein, Tenant shall not install any decorations, flags, pennants, banners, exterior awnings, window or door lettering, placards, advertising media, lights or signs to the exterior of the Building, or interior window blinds, draperies, bars, or other window treatments which are visible from the exterior of the Building, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the surrender or vacation of the Premises, Tenant shall remove all signs and repair, paint, and/or replace the building facia surface damaged as a result. Tenant, at its expense, shall obtain all applicable governmental permits and approvals for any sign. Landlord shall, at Landlord’s sole cost, place Tenant’s name on the monument sign existing as of the Effective Date.

15.

Parking. Tenant may park operable vehicles in areas of the Project designated for non-reserved parking and park operable vehicles and trailers overnight at the truck loading docks and designated truck and trailer parking areas for the Premises, provided there is no interference with the access of other tenants to the Building and Project parking lots and truck courts. Landlord may allocate parking spaces among Tenant and other tenants if Landlord reasonably determines such allocation is beneficial to the Project. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties. If Tenant fails to comply with any of the parking requirements or otherwise creates a nuisance for other tenants at the Project as a result of Tenant’s parking or staging of vehicles (a “Parking Default”), and such Parking Default continues for more than 3 business days from Landlord’s demand to cease such Parking Default, Landlord may, in addition to any other rights, cause vehicles causing a Parking Default to be towed at Tenant’s cost without liability to Landlord, and Landlord may hire a parking management company to enforce Parking Defaults by Tenant, and Tenant Parties, and Tenant shall reimburse Landlord for all costs incurred with respect to such parking management no later than thirty (30) days from receipt of an invoice for such amount.

16.

Restoration.  If at any time during the Lease Term the Premises are damaged by fire or other casualty, Landlord shall notify Tenant within 60 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed 5 months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than 30 days after Landlord's notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take 5 months or less, then Landlord shall, subject to delays arising from the collection of insurance proceeds or from events of Force Majeure, restore the Premises, excluding any Tenant-Made Alterations. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration commencing on the date of such casualty event in the proportion of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided above, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

Notwithstanding the terms and conditions of this Paragraph, if the Premises are not restored by Landlord on, or prior to, the date which is the later of 5 months of the date of the casualty event (subject to Force Majeure and Tenant-caused delays) or the date Landlord estimated completion of the restoration as described above (subject to Force Majeure and Tenant-caused delays), Tenant may terminate the Lease upon thirty (30) days written notice to Landlord; provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant's notice of termination shall be null and void and this Lease shall continue in full force and effect.

17.

Condemnation. If any part of the Premises or the Project are taken for any public or quasi‑public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking" or "Taken"), and the Taking would materially interfere with or impair Landlord’s ownership or operation of the Building or Project, then upon written notice by Landlord this Lease shall terminate and Base Rent and Operating Expenses shall be apportioned as of such date. If part of the Premises is Taken, and this Lease is not terminated as provided above, the Base Rent and Operating Expenses shall be proportionately reduced to such extent as may be fair and reasonable under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Without diminishing Landlord’s award, Tenant shall have the right to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant's Trade Fixtures.

18.

Assignment and Subletting. Except as provided below, Tenant shall not assign this Lease or sublease the Premises or any part thereof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so without Landlord’s consent shall be void and of no effect. Furthermore, Tenant shall not mortgage, or pledge, its leasehold interest in this Lease. It shall be reasonable for the Landlord to withhold, delay or condition consent to any assignment or sublease if the intended use of the Premises by the assignee or sublessee would impact the operations of other tenants, their use of the Project, or impair Landlord’s ability to re-lease other space in the Building or Project. Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may reasonably request, and any approved assignment or sublease shall be (i) expressly subject to the terms and conditions of this Lease, and (ii) revocable if there is an uncured Event of Default, either at the time of notice or as of the effective date of the assignment or sublease. For purposes of this Paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"), without the prior written consent of Landlord. Landlord may charge Tenant USD$1,500 in connection with any assignment or sublease for which Landlord’s consent is required. This Lease shall be binding upon Tenant and its successors and permitted assigns. Upon Landlord's receipt of Tenant's written notice of a desire to assign or sublet the Premises, or any part thereof (other than to a Tenant Affiliate), Landlord may, by giving written notice to Tenant within 30 days, terminate this Lease as of the commencement date specified in Tenant’s notice, with respect to the space described in Tenant's notice. Tenant may withdraw its notice to sublease or assign by notifying Landlord within 10 days after Landlord has given Tenant notice of such termination, in which case the Lease shall not terminate but shall continue.

Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant's obligations shall remain liable for the payment of the Base Rent, Operating Expenses, and any other amounts due, and compliance with all of Tenant’s obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignment or subletting). In the event that the rent due by a sublessee or assignee exceeds the rental payable under this Lease, then Tenant shall pay to Landlord all such excess as additional rent within 10 days following receipt by Tenant.

If this Lease is assigned or if the Premises are subleased (whether in whole or in part), or if the Premises are occupied by anyone other than Tenant, then upon an Event of Default Landlord may collect rent from any occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder.

19.

Indemnification.  Except for the negligence, or willful misconduct, of the Landlord Parties, Tenant agrees to indemnify, defend and hold harmless the Landlord Parties, and Landlord’s agents, employees, and contractors, from and against all losses, liabilities, damages, costs and expenses (including reasonably incurred attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Project and arising from the use and occupancy of the Premises by Tenant or Tenant Parties, or from any activity, work, or thing done, permitted or suffered by Tenant or Tenant Parties in or about the Project or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Paragraph.

20.

Inspection, Data and Access. Landlord and its agents, representatives, and contractors may enter the Premises at reasonable times to inspect the Premises, for any business purpose, and, during the last year of the Lease Term, to show the Premises to prospective tenants. Landlord shall not enter the Premises for the purposes stated in this Paragraph without providing at least 24 hours’ telephonic notice to Tenant, unless an emergency circumstance exists. Landlord may erect signs on the Building stating the Premises are available to lease or that the Project is available for sale. Landlord may grant easements, make public dedications, designate and modify common areas and create restrictions affecting the Project (collectively “Encumbrances”), provided that such Encumbrances do not materially interfere with Tenant's use or occupancy of the Premises, and Tenant agrees to execute any instruments as may be necessary for such Encumbrances. Upon reasonable prior notice to Tenant, Landlord shall have the right to enter the Premises for the purpose of the installation and maintenance of Devices, and the collection of Data from the Devices during the Lease Term for the purpose of supporting the effective management of Landlord’s building portfolio, provided that such installation and maintenance of the Devices and collection of Data does not materially interfere with Tenant's use or occupancy of the Premises. Landlord shall not sell or disclose, for commercial purposes, the Data in any way that identifies Tenant, Tenant’s equipment, or Tenant’s personnel. Landlord may disclose Data to the extent required by applicable law, for benchmarking purposes, or in order to provide, maintain, improve, and keep in good working order the properties of Landlord, Prologis, Inc. and its affiliates. Landlord shall own the Data collected from such Devices and maintain as confidential except that Landlord may use for and disclose to governmental and regulatory bodies to fulfill Landlord’s statutory obligations only. Tenant shall not tamper with or interfere with the Devices. The term “Devices” as used herein shall mean any sensors, computers or electronic devices, systems and application software, peripherals, meters, or other data collection devices installed and owned by Landlord. Devices shall not include cameras, video, or voice recording devices. The term “Data” as used herein shall mean any information associated with, created or generated by, or transmitting through a Device. Landlord shall not use the Devices for the collection of personal or employee related Data; Tenant’s business and operational Data, or for the purpose of tracking, or identifying, people, equipment, or inventory of Tenant at the Premises

21.

Quiet Enjoyment. Absent any Event of Default subject to the terms of this Lease, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

22.

Surrender.  Upon the Expiration Date or earlier termination of Tenant's right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear, casualty loss and condemnation covered by Paragraphs 16 and 17 excepted and otherwise in accordance with the Move Out Conditions attached hereto. Any Trade Fixtures, Tenant-Made Alterations and property not removed by Tenant as required shall either, at Landlord’s election: (i) become the property of Landlord, or (ii) be deemed abandoned in which case it may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment of Operating Expenses, and all obligations concerning the condition and repair of the Premises. Notwithstanding anything contained herein to the contrary, in the event Tenant fails to surrender the Premises in the condition as provided herein, upon the expiration, or earlier termination, of this Lease, Tenant agrees that Landlord shall have the right, but not the obligation, to complete such modifications, maintenance, repairs, and replacements on Tenant’s behalf, and Tenant shall reimburse Landlord for such costs as estimated by independent contractors, along with a management fee equal to five (5%) of such costs, no later than thirty (30) days from receipt of demand.

23.

Holding Over. If Tenant retains possession of the Premises after the Expiration Date, such possession shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (i) any expansion, renewal, or similar right or option, and (ii) Base Rent for the holdover period shall be one hundred fifty percent (150%) the amount of the then-effective Base Rent. All other amounts payable under this Lease shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. Holding over by Tenant (with or without consent of Landlord) shall not extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Paragraph, “possession of the Premises” shall continue until Landlord has complete control over the Premises, all keys have been delivered, and Tenant has fulfilled all required obligations upon termination of the Lease concerning the condition and repair of the Premises.

24.	Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant:

a)

Tenant fails to pay any installment of Base Rent, Operating Expenses, or any other payment required when due, and such failure shall continue for a period of 5 days after written notice from Landlord to Tenant that such payment was due; provided, however, that Landlord shall not be obligated to provide written notice of such failure more than 2 times in any consecutive 12-month period, and the failure of Tenant to pay any subsequent installment of Base Rent or any other payment required herein when due in any consecutive 12-month period shall constitute an Event of Default by Tenant under this Lease without the requirement of notice or opportunity to cure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under applicable law.

b)

Tenant or any guarantor or surety of Tenant's obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a "proceeding for relief"); (iii) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

c)

(i) Any insurance required to be maintained by Tenant pursuant to this Lease is cancelled or terminated, expires, or is reduced or materially changed (except, in each case, as permitted in this Lease) or (ii) Tenant fails to timely deliver to Landlord any certificate of insurance as required under Paragraph 10 and such failure continues for ten (10) days following written notice from Landlord to Tenant regarding such failure to provide such certificate.

d)

Tenant vacates the Premises and fails to make arrangements reasonably acceptable to Landlord to ensure that (i) Tenant's insurance for the Premises will not be voided or cancelled, (ii) the Premises will be secured, and (iii) the Premises will be properly maintained, including maintaining utility services. Tenant shall inspect the Premises at least monthly and report to Landlord in the event the condition of the Premises has adversely changed.

e)	Tenant assigns, subleases or transfers Tenant’s interest in this Lease except as permitted in this Lease.

f)

Tenant fails to discharge any lien placed upon the Premises or Building as a result of some action or inaction by Tenant within 30 days after Tenant receives notice that such lien or encumbrance is filed against the Premises or Building.

g)

Tenant fails to comply with any provision of this Lease other than those specifically referred to in this Paragraph, and such default shall continue for more than 30 days after Landlord has given Tenant written notice of such default except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry and detainer or similar action for possession of the Premises), provided, however, that Tenant shall not be in default under the circumstances described in this Paragraph 24 if Tenant has made diligent efforts to cure such default within the thirty (30) day period described therein, and thereafter proceeds continuously and diligently to cure such default within a commercially reasonable time.

Tenant agrees that any notice given by Landlord pursuant to this Paragraph of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

25.

Landlord's Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default continues, Landlord may at any time elect to: (i) terminate this Lease or Tenant's right of possession, (but Tenant shall remain liable as hereinafter provided), and/or (ii) pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, Landlord may, without formal demand or notice of any kind, re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and remove Tenant, and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all property at the Premises. Notwithstanding anything contained herein to the contrary, in the event Landlord delivers three notices of an Event of Default under this Lease in any twelve month period, any subsequent Event of Default under the Lease shall be deemed an immediate Event of Default, and Tenant shall have no cure period as otherwise provided in this Lease, and Landlord may immediately pursue all of its remedies as provided in this Lease.

Except as otherwise provided in the next paragraph, if Tenant breaches this Lease and abandoned the Premises prior to the end of the term hereof, or if Tenant's right to possession is terminated by Landlord because of an Event of Default by Tenant under this Lease, this Lease shall terminate. Upon such termination, Landlord may recover from Tenant the following, as provided in Section 1951.2 of the Civil Code of California: (i) the worth at the time of award of the unpaid Base Rent, Operating Expenses, and other charges under this Lease that had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the reasonable value of the unpaid Base Rent, Operating Expenses, and other charges under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award by which the reasonable value of the unpaid Base Rent, Operating Expenses, and other charges under this Lease for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom. As used herein, the following terms are defined: (a) The "worth at the time of award" of the amounts referred to in Sections (i) and (ii) is computed by allowing interest at the lesser of 12 percent per annum or the maximum lawful rate. The "worth at the time of award" of the amount referred to in Section (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent; (b) The "time of award" as used in clauses (i), (ii), and (iii) above is the date on which judgment is entered by a court of competent jurisdiction; (c) The "reasonable value" of the amount referred to in clause (ii) above is computed by determining the mathematical product of (1) the "reasonable annual rental value" (as defined herein) and (2) the number of years, including fractional parts thereof, between the date of termination and the time of award. The "reasonable value" of the amount referred to in clause (iii) is computed by determining the mathematical product of (1) the annual Base Rent, Operating Expenses, and other charges under this Lease and (2) the number of years including fractional parts thereof remaining in the balance of the term of this Lease after the time of award. Tenant acknowledges and agrees that the term “detriment proximately caused by Tenant's failure to perform its obligations under this Lease” includes, without limitation, the value of the unamortized portion of any abated or free rent given to Tenant.

Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due. This remedy is intended to be the remedy described in California Civil Code Section 1951.4, and the following provision from such Civil Code Section is hereby repeated: "The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign subject only to reasonable limitations)." Tenant shall immediately pay any such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums as they become due. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

Landlord’s exercise of any remedies shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance the terms hereof shall not be construed as having created a custom or manner in any way contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent Event of Default. Receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless agreed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption in case the Lease is terminated or Tenant shall be dispossessed by a judgment or by warrant of any court or judge. In the event Landlord exercises self-help, or lock-out, remedies as provided by law, Tenant hereby waives all claims against Landlord for any business loss or business interruption which Tenant may incur and any property remaining on the Premises shall be deemed abandoned by Tenant and Landlord may store, remove, or disposed of such property at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings.

26.

Tenant's Remedies/Limitation of Liability. Landlord shall not be in default unless Landlord fails to perform any of its obligations within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require more than 30 days, then after such period of time as is reasonably necessary). If such default by Landlord shall occur, Tenant may pursue any legal or equitable remedy for which it is entitled. All obligations of Landlord shall be construed as covenants, not conditions; and, except as may be otherwise provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term "Landlord" in this Lease shall mean only the then current owner of the Premises, and in the event of a transfer of ownership of the Premises, such transferring owner shall be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner's ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord in connection with this Lease.

27.

Subordination. Without the necessity of any further instrument or act of Tenant, this Lease, and Tenant's interest and rights hereunder, are, and shall be, subject and subordinate at all times to the lien of any existing or future first mortgage on the Building or any ground lease which the Building is subject to, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election of the holder of any such mortgage, or lessor for any ground lease, to attorn to any such holder or lessor. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust.

28.

Mechanic's Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon the Building, the Premises or this Lease. Tenant covenants and agrees that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the leasehold estate, the interest of Landlord in the Premises, or under this Lease. Tenant shall give Landlord immediate written notice of any lien or encumbrance placed against the Premises and cause such lien or encumbrance to be discharged, or bonded over in a manner reasonably satisfactory to Landlord, within 30 days of the filing or recording thereof.

29.

Estoppel Certificates. Tenant agrees to execute and deliver to Landlord or Landlord’s designee, within 20 days after Landlord’s request, an estoppel certificate containing customary provisions.  No cure or grace period provided in this Lease shall apply to Tenant's obligations to timely deliver an estoppel certificate.

30.

Environmental Requirements. Except for Hazardous Materials contained in: (i) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; (ii) forklift propane tanks, and (iii) products stored and/or distributed by Tenant in their original, sealed, and unopened containers, Tenant shall not bring, permit, or cause any party to bring any Hazardous Material onto the Project, or transport, store, use, generate, manufacture, or dispose of any Hazardous Material in, on, or about the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall: (v) operate its business at the Project in strict compliance with all Environmental Requirements, including complying with all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Project by Tenant, or any Tenant Parties (as defined below), and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the Project; (w) promptly provide copies of any claims, reports, complaints, notices, letters, warnings or asserted violations relating in any way to Hazardous Materials at the Project which Tenant receives or sends; (x) promptly and diligently remediate in a manner reasonably satisfactory to Landlord any Hazardous Materials released on, or from, the Project by Tenant, its agents, employees, contractors, subtenants, licensees, or invitees (collectively, the “Tenant Parties”); (y) promptly notify Landlord in writing of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Project; and (z) promptly complete and deliver any disclosure or certification reasonably requested by Landlord concerning Tenant's, or any Tenant Parties’, transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord as a result of Tenant’s, or any Tenant Parties’, transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. No cure or grace period provided in this Lease shall apply to Tenant's obligations to promptly commence and diligently pursue its remediation obligations in accordance with the terms and conditions of this Paragraph.   The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas).

Tenant shall have no liability of any kind to Landlord as to Hazardous Materials on the Project which arise prior to the Commencement Date, or during the Lease Term, which were caused or permitted by any party other than Tenant, or any Tenant Parties.

Tenant shall indemnify, defend, and hold the Landlord Parties harmless from and against any and all losses (including diminution in value of the Premises or the Project, and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), costs and expenses (including reasonable attorney, consultant, and expert fees) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (i) any release of Hazardous Materials on, or from, the Project by Tenant, or any Tenant Parties, or (ii) Tenant’s, or any Tenant Parties’, breach of, or noncompliance with, this Paragraph, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Paragraph shall survive the Expiration Date or earlier termination of this Lease.

Landlord (including Landlord’s consultants, lenders, or designees) shall, at reasonable intervals and upon at least 24 hours prior notice to the Tenant, have access to, and the right to inspect and perform tests at the Premises to assess the condition of the Premises, or determine Tenant's compliance with this Paragraph, or any applicable Environmental Requirements. If such inspection reveals noncompliance by Tenant, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord's receipt of a ‘clean’ environmental assessment shall in no way release Tenant from its obligations under this Paragraph or constitute a waiver by Landlord of its rights and remedies herein.

31.

Rules and Regulations. Tenant shall comply with all rules and regulations reasonably established by Landlord covering use of the Premises and the Project, provided to Tenant in writing from time to time. The current rules and regulations are attached hereto as Exhibit B. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32.

Security Service. Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any breach of security or loss by theft or any other damage suffered or incurred by Tenant.

33.

Force Majeure. Except for monetary obligations, neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder caused by labor disputes, acts of God, epidemic or pandemic, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be ("Force Majeure").

34.

Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may only be amended by an instrument in writing signed by both parties hereto.

35.

Severability. If any clause of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected.

36.

Brokers. Each party represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the Landlord Broker and Tenant Broker, if any, set forth in Paragraph 1 of this Lease, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.

37.	Miscellaneous.

a)	TIME IS OF THE ESSENCE AS TO THE PERFORMANCE OF TENANT'S AND LANDLORD’S OBLIGATIONS UNDER THIS LEASE.

b)	Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

c)	If the term "Tenant," includes more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

d)

All notices provided under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to Landlord or Tenant at the applicable notice address as provided in Paragraph 1 of this Lease. Either party may, by the above notice, change its notice address for all subsequent notices or add an additional party to be copied on all subsequent notices. Except where otherwise provided to the contrary, notice shall be deemed given upon delivery or refusal of delivery

e)	Except as otherwise provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

f)

In the event of (i) a default by Tenant of its obligations under the Lease, or (ii) a need by Landlord to effectuate a financing transaction or sale of the Building, or (iii) an assignment or subletting of the Lease by Tenant, then at Landlord's request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant's accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding the foregoing to the contrary, for so long as ownership interest in Tenant is publicly traded on a U.S.-based stock exchange, Tenant shall not be required to comply with the foregoing sentence.

g)	Neither this Lease, nor a memorandum of lease, shall be recorded by or on behalf of Tenant; however, upon request by Landlord, Tenant will execute, and Landlord may record, a memorandum of lease.

h)	Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

i)

The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to the Lease.

j)

The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

k)

Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

l)	Any amount not paid by Tenant when due shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 12 percent per year.

m)

All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

n)

In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs.

o)

Provided that such installation does not interfere with the Tenant’s use of the Premises or the Project, Tenant agrees that Landlord shall have the right, without Tenant’s consent, to place a solar electric generating system on the roof of the Building or enter into a lease for the roof of the Building whereby such roof tenant shall have the right to install a solar electric generating system on the roof of the Building (provided that the exercise of Landlord’s rights does not adversely affect Tenant’s use and occupancy of the Premises or subject Tenant to additional costs). Except as provided otherwise in this Lease, Tenant hereby waives all rights to use, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Project for any signage purposes, virtual or otherwise. Landlord may request in writing at reasonable intervals, and Tenant shall deliver to Landlord, at Tenant’s sole cost and expense, data regarding utility usage consumed in the operation of the Premises as required by applicable law and for the purposes of benchmarking or in order to provide, maintain, improve, and keep in good working order the Project. Tenant can satisfy the requirement to provide utility data by either: (a) executing a written consent as necessary for Landlord to obtain such information directly from the utility company, or (b) providing the data to Landlord in an electronic format reasonably acceptable to Landlord.

p)

This agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same agreement.  The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.

q)

All references and uses of the term “days” in this Lease shall mean calendar days unless otherwise specified. The term “business days” shall mean days on which banks in San Francisco, California are open for and conducting normal business.

r)

Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings.  Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (“CASp”).  A CASp can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.  Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 4 of the Lease.

s)	Tenant represents to Landlord and Landlord hereby represents to Tenant that,

(i)          such entity, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and

(ii)          that such entity’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Acts”).

38.

WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

[Remainder of page is intentionally blank; signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:

Venus Concept, Inc.

By: /OPPS1/_________________________________

Name: /OPPN1/_____________________________

Title: /OPPT1/_______________________________

LANDLORD:

AMB TRIPOINT, LLC
a Delaware limited liability company

By: Authorized Person

_________________________________
[name, title] of Prologis, Inc., a Maryland
corporation

Exhibit A	: SITE PLAN

Exhibit B	: PROJECT RULES AND REGULATIONS

1.	The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.	Tenant shall not place any personal property or objects in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.	Except for service dogs, no animals shall be allowed in, or on, any part of the Building or the Project.

4.

If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how any conduit or wires may be introduced; and, without such direction, no boring or cutting of existing wires or conduit is permitted. Any such installation or connection shall be made at Tenant's expense.

5.

Tenant shall not install or operate any steam or gas boiler. The use of oil, gasoline or flammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

6.

Parking any type of recreational vehicles or boats is specifically prohibited on or about the Project. Parking any type of trucks, trailers or other vehicles in the Building is specifically prohibited. In no event shall any inoperable vehicles be parked at the Project, nor shall any "For Sale" or other advertising signs be displayed for any parked vehicle. No repair, maintenance or washing of vehicles shall take place on the Project. All vehicles shall be parked in designated parking areas in conformity with all signs and other markings.

7.	Tenant shall use commercially reasonable efforts to maintain the Premises free from rodents, insects and other pests.

8.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or should harass or threaten, verbally or physically Landlord’s employees, or contractors, or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

9.	All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas provided, and all trash receptacles shall remain closed at all times.

10.

The Premises shall not be used for lodging, sleeping or cooking (other than kitchenette or break room use) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

11.	Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

12.	Tenant shall not permit recreational or medical marijuana to be grown, sold, dispensed, or consumed on the Premises or Project.

13.	Tenant shall not permit smoking in any interior area of the Premises.

14.

Tenant shall provide advance notice to Landlord of the date Tenant, or Tenant Parties, require access to the roof of the Building. Tenant shall follow all Legal Requirements, including, but not limited to, OSHA requirements, when Tenant or Tenant Parties access the roof of the Building, and shall use reasonable and appropriate safety precautions in order to ensure such employees, contractors, or agents are not subject to injury or death.

15.	Tenant shall not use any part of the Premises to store or in any other way handle firearms, firearms accessories, or ammunition.

Exhibit C	: FORM OF COMMENCEMENT DATE CERTIFICATE

Notice Contact Name

Company Name

Notice Street Address

City, State Zip Code

RE:         Lease dated Date between Customer & Owner for Premises Address

Dear Salutation Notice Contact Last Name:

Welcome to your new facility. We would like to confirm the terms of the above referenced lease agreement:

Commencement Date:	Date
Expiration Date:	Date
Base Rent Commencement Date:	Date

We are pleased to welcome you as a customer of Prologis and look forward to working with you. Please indicate your agreement with the above changes to your lease by signing and returning the enclosed copy of this letter to me. If I can be of service, please do not hesitate to contact me.

Sincerely,

Property Manager Name

Title

Accepted by:	Accepted by By: ________________________ Printed: _____________________ Title: _______________________	Date:

Exhibit D	: MOVE-OUT CONDITIONS

Tenant shall surrender the Premises in the same condition as received, ordinary wear and tear, casualty loss, and condemnation covered by Paragraphs 16 and 17 excepted.

Before surrendering the Premises, Tenant shall remove all personal property, trade fixtures, and such alterations or additions to the Premises made by Tenant as may be required herein. The following list is designed to assist Tenant with the move-out procedures but is not intended to be all inclusive. Upon Tenant’s completion of its surrender obligations as provided in this Lease, please contact Landlord’s property manager to coordinate turning in keys, utility and fiberoptic internet changeover, and scheduling an inspection of the Premises. In the event Tenant fails to arrange a joint inspection of the Premises with Landlord upon Tenant’s vacating of the Premises, Landlord’s inspection at, or subsequent to, Tenant’s vacation of the Premises shall be conclusively deemed correct for the purpose of determining Tenant’s responsibilities with respect to the repair and restoration of the Premises.

1.         Lights:         All interior office, warehouse, dock, emergency and exit lights will be fully operational with all bulbs, ballasts and fixtures functioning.

2.         Dock Levelers, Service Doors and

Truck Doors:         All truck doors, service doors, and dock levelers shall be serviced and placed in good operating order, including the replacement of any dented or damaged truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced must be painted to match the building standard.

3.         Dock Seals/Dock Bumpers:         Free of tears and broken backboards repaired. All dock bumpers must be left in place and well secured.

4.         Columns         All columns in the warehouse and office shall be inspected for damage caused by Tenant. Necessary structural repairs must be pre-approved by Landlord prior to implementation. Any markings removed.

5.         Warehouse Floor:         Free of stains and swept clean with no racking bolts and other protrusions or holes left in floor. Cracks, spalling, and racking bolt damage must be repaired with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) in the Premises shall be removed with no residual staining or other indication that such striping or taping existed.

6.         Tenant-Installed Equipment and Wiring:         Air lines, conveyor or process electrical distribution, junction boxes, conduit, etc., removed and space returned to the original condition when leased.

7.         Walls:         Sheetrock (drywall) and/ or plywood damage patched and fire-taped so that there are no holes in either office or warehouse walls. Any damage to perimeter concrete or metal walls similarly repaired.

8.         Floor Finishes (Carpet and Tile):         Carpet and vinyl or ceramic tiles should be in a clean condition and absent any holes or chips, ordinary wear and tear excepted provided they have been maintained.

9.         Roof:         Any Tenant-installed equipment must be removed with all roof penetrations properly repaired by a licensed roofing contractor approved by Landlord. Leaks arising from any Tenant-installed equipment or roof penetrations must be fixed in accordance with Landlord’s maintenance and repair recommendations.

10.         Signs:         All exterior signs must be removed with holes patched and painted to match Building standard paint as necessary. All window or other interior signs must be removed.

11.         Electrical & Plumbing:         All electrical and plumbing equipment to be returned in good working condition conforming to code.

12.         Overall Cleanliness:         Clean windows, sanitize bathroom(s), vacuum carpet, and remove all trash and debris from office and warehouse. Remove all pallets and debris from exterior of Premises. All trade fixtures, dumpsters, racking, vending machines and other personal property to be removed.

13.         Odors:         Remove any lingering odor which may exist in the Premises resulting from Tenant’s use and occupancy prior to surrendering or vacating the Premises.

Exhibit E	: HVAC MAINTENANCE CONTRACT

Tenant agrees to enter into and maintain through the Lease Term, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment within the Premises. Landlord requires a qualified HVAC contractor perform this work.

The service contract must become effective within 30 days of occupancy, and Tenant shall provide Landlord with a copy of such service contract within such 30-day period. Service visits shall be performed on a quarterly basis. Tenant shall send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:

HVAC MAINTENANCE

         1.         Adjust belt tension;

         2.         Lubricate all moving parts, as necessary;

         3.         Inspect and adjust all temperature and safety controls;

         4.         Check refrigeration system for leaks and operation;

         5.          Check refrigeration system for moisture;

         6.         Inspect compressor oil level and crank case heaters;

         7.         Check head pressure, suction pressure and oil pressure;

         8.         Inspect air filters and replace when necessary;

         9.         Check space conditions;

10.         Check condensate drains and drain pans and clean, if necessary;

11.         Inspect and adjust all valves;

12.         Check and adjust dampers;

13.         Run machine through complete cycle.

Exhibit F	: CONSTRUCTION (Allowance)

(a)         Landlord agrees to perform, at Landlord’s sole cost, the following improvements (the "Initial Improvements"):

(i) Labs and additional office pursuant to scope, plans, and bid attached hereto as Exhibit F-1; provided, however, that in no event shall the Initial Improvements include any “alternates” identified on such Exhibit F-1; and

(ii) Replacement of all warn or damaged carpet. Landlord and Tenant acknowledge and agree that they have walked the Premises and have agreed on locations of replacement.

Landlord and Tenant hereby agree and acknowledge that the estimated cost of the Initial Improvements is $1,256,600 (“Initial Improvements Amount”). Tenant shall pay for the costs in excess of the Initial Improvement Amount to the extent resulting from any changes to the scope of the Initial Improvements requested by Tenant pursuant to Subsection (b) below. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible, at Landlord’s sole cost, for any changes to the Building or Project made necessary by applicable Legal Requirements and resulting from the performance of the Initial Improvements.

Landlord shall collect a construction management fee equal to 5% of the cost of the Initial Improvements, payable by Tenant within 30 days following receipt of Landlord's invoice, which fee shall be calculated based upon the scope of work of the Initial Improvements as described herein, taking into account costs generally payable for similar services within the market area in which the Project is located.

(b)         If Tenant shall desire any changes to the scope of the Initial Improvements, Tenant shall advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. All costs of reviewing any requested changes, all costs of making changes to the Building or Project made necessary by applicable Legal Requirements to the extent resulting from such changes, and all costs of making any changes to the scope of the Initial Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c)         Landlord shall proceed with and complete the construction of the Initial Improvements. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Initial Improvements were Substantially Completed. The Initial Improvements shall be deemed substantially completed ("Substantially Completed" or “Substantial Completion”) when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) ("Construction Manager"), the Initial Improvements are substantially completed except for punch list items which do not prevent in any material way the use of the Initial Improvements for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place. Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items or Tenant's interference with the construction of the Initial Improvements, and such delays shall not cause a deferral of the Commencement Date. After the date the Initial Improvements are Substantially Completed Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Initial Improvements. In the event of any dispute as to the Initial Improvements the certificate of the Construction Manager shall be conclusive absent manifest error.

(d)         Tenant’s failure to take possession of or to occupy the Premises shall not serve to relieve Tenant of its obligations arising on the Commencement Date or to delay the payment of rent by Tenant. Subject to applicable Legal Requirements, Tenant shall be allowed to install its tenant improvements, Trade Fixtures or other property on the Premises during the final stages of Landlord’s construction provided that Tenant does not interfere with completion of construction or cause any labor dispute. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord's negligence. Any such occupancy or installation of tenant improvements or Trade Fixtures in the Premises shall be in accordance with the provisions governing Tenant‑Made Alterations and Trade Fixtures in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Premises shall not serve to extend the Lease Term or to make Landlord liable for any damages arising therefrom.

Exhibit F-1: Scope, Plan, and Bid for Initial Improvements

Description of Scope of Work:

Work based off preliminary plans by KOBZA2 / Revision 1 Dated April 9th, 2021

1.	Includes Architectural for complete permit scope (except tool anchorage) and Structural Engineering for new roof at pad.
2.	Provide labor and equipment to demo and remove existing walls, flooring, T-bar grid, ceiling tiles and ducting.
3.	Provide final cleaning of space at completion of work. Stock restrooms with supplies.
4.	Provide and install (N) 10' high standard chain link fencing in manufacturing area w/ Dutch door and slider gates per plan note # 17.
5.	Provide and install (N) corrugated metal roof per plan NOTE # 16.
6.	Sawcut, demo, off haul and dispose of concrete for plumbing trenches.
7.	Provide wood blocking at roof line for new full height walls throughout.
8.	Remove existing millwork and re-install to new break area location. Provide 6' of new standard p-lam lower cabinet at wet lab and clinical room.
9.	Insulate all new walls with R-13. Repair cap sheet insulation at (N) wall lines throughout.
10.

Provide (10) 3'-0"x8'x0" CLR maple doors in clr. Aluminum frames, provide (12) CLR maple doors w/ 6' S/L, provide (4) set of 6'-0"x8'-0" CLR maple doors in clr. aluminum frames, provide (1) 4'-0"x8'-0" CLR maple door w/ frame, provide (1) 3'-0"x8'-0" CLR maple door w/ 19' S/L, provide 34' x 8' clear aluminum frame for east wall at demo room, provide door hardware to match existing.  Relocate existing doors and frames per plan.

11.	Provide and install (N) glass roll up door in existing storefront opening in machine shop.
12.	Install (N) glass sidelites at offices and conf. rooms. Per plan.
13.	Install (N) glass sidelites at offices and conf. rooms. Per plan.
14.	Provide materials and labor to install ceramic floor tile in (2) new showers, (match existing as close as possible), Remove existing wall tile and repair (match as close as possible).
15.

Provide all new full height and under grid metal stud walls with 5/8" gyp board each side, tape, top and finish, prep for paint. Excludes furred walls at new offices at exterior walls for electrical and data.

16.	Provide and install (N) T-bar grid ceilings in all offices, conf. rooms and board room. All labs to have open ceilings.
17.	Provide and install (N) VCT flooring per plan note. Relocate (E) carpet tiles to offices as needed, provide and install new wall base on all new walls.
18.	Prep and painting of new sheetrock walls, restrooms and steel columns throughout space.
19.	Relocate and add sprinkler heads at (N) full height walls and T-bar ceilings. Includes engineering design drawings. Excludes any seismic upgrades or relocating existing mains or branch lines.
20.

Demo and cap off associated plumbing at current break room sink, supply and install prefab shower stalls at new showers, provide (2) new sinks at machine shop and wet lab, provide plumbing at (N) break area, associated waste and vent piping, domestic hot and cold-water piping for new fixtures.  Provide and install new 50 gal. water heater to support showers.

21.

Provide and install (N) shop fabricate and install new plenums at (14) (E) HVAC units, run all new spiral duct to (15) (E) HVAC units, Furnish and install approx. 90 supply air outlets, re-run (E) thermostat wiring and install (15) (E) 24v programmable thermostats, upsize existing restroom exhaust fan and provide aluminum duct, to incorporate the (2) new showers, air balance the whole building, mechanical engineering and permit drawings included.

22.

Provide and install (60) 120V, 20A duplex receptacles throughout, (37) data ring and strings throughout, (1) floor box in Board rm., (44) 2x4 LED dimmable light fixtures, power for(20) cubicles, relocate existing  HP -4 pendant fixtures for open area, provide power to (1) 208V, 1ph, 30A water heater, re-switch lighting to accommodate new wall layout, provide 208V power distribution to labs, ext. compressor and machine shop per program requirements, re-work lighting in open area to accommodate new offices, provide and install integrated battery backed up emergency lighting, provide and install lighting controls to comply with title-24 requirements, provide commissioning and documents per new Title-24 requirements, and provide plans and engineering.  Excludes any power distribution from existing generator currently in place. Includes electrical engineering and plans.

23.	Re-wire all existing HVAC units and tie into existing panel for global shut down of units in large open areas per fire code, also tie B.A. fan into panel for shut down too.

Design Build… Repeat	VENUS Interior Improvement budget 1800 Bering Drive 07.09.21

CODE	ACTIVITY DESCRIPTION	ESTIMATE	Add/deletes	PSF	REMARKS
01	GENERAL REQUIREMENTS
1000	INSURANCE	15,511	-48	0.49	Liability insurance at 1.25% of the project cost.
1010	PRINTING AND SUPPLIES	500	0	0.02	Cost to reproduce drawings for subcontractors.
1020	PERMITS	10,000	0	0.32	Allowance only
1110	TEMPORARY CONSTRUCTION	1,500	0	0.05	Protect existing finishes with masonite and RAM board during demo. Install task lighting throughout space.
1200	PROJECT EXPENSES	1,150	0	0.04	Cost for safety, COVID-19 protocol, small tools, cells phones and site protection.
1220	RENTALS	3,500	0	0.11	Provide scissor lifts and temp facilities.
1400	ARCHITECTURAL DESIGN	33,000	0	1.05	Per Bud Kobza
1420	STRUCTURAL ENGINEERING	0	0	0.00	See add alternates below
1460	ENVIRONMENTAL SERVICES	0	0	0.00	Excluded.
1320	SPECIAL INSPECTIONS	0	0	0.00	Excluded.
1510	PROJECT SUPERVISION	12,250	0	0.39	Part time project supervision for job duration.
1520	PROJECT MANAGEMENT	11,800	0	0.38	Cost for part time project management for the design and construction phases.
1600	DEMOLITION	6,175	0	0.20	Provide labor and equipment to demo and remove existing walls, flooring, T-bar grid, ceiling tiles and ducting.
1700	DAILY CLEANUP	2,500	0	0.08	Daily clean up.
1800	FINAL CLEAN UP	5,890	0	0.19	Provide final cleaning of space at completion of work. Stock restrooms with supplies.
1900	OVERHEAD AND FEE	70,239	-150	2.24
02	SITE WORK
2500	PAVING AND SURFACING	0	0	0.00	Excluded.
2800	STRIPING & BUMPERS	0	0	0.00	Excluded.
2830	FENCING - INTERIOR	9,880	0	0.31	Provide and install (N) 10' high standard chain link fencing in manufacturing area w/ Dutch door and slider gates per plan note # 17.

2830	FENCING - EXTERIOR	4,500	0	0.14	Provide and install (N) corrugated metal roof per plan NOTE # 16.
2900	LANDSCAPING AND IRRIGATION	0	0	0.00	Excluded.
03	CONCRETE
3050	CONCRETE DEMOLITION	3,500	-550	0.11	Sawcut, demo, off haul and dispose of concrete for plumbing trenches.
3300	CONCRETE PLACE & FINISH	4,650	-700	0.15	Pour back for concrete at plumbing trenches at (N) showers and finish.
05	METALS
5100	STRUCTURAL STEEL	0	0	0.00	Excluded.
5700	ORNAMENTAL METAL	0	0	0.00	Excluded.
5750	RAILINGS	0	0	0.00	Excluded.
06	WOOD AND PLASTICS
6100	ROUGH CARPENTRY	5,500	0	0.18	Provide wood blocking at roof line for new full height walls throughout.
6200	FINISH CARPENTRY	0	0	0.00	Excluded.
6400	CUSTOM CASEWORK	9,200	-3,350	0.29	Remove existing millwork and re-install to new break area location. Provide 6' of new standard p-lam lower cabinet at wet lab and clinical room.
07	THERMAL AND MOISTURE PROTECTION
7200	INSULATION	3,500	875	0.11	Insulate all new walls with R- 13. Repair cap sheet insulation at (N) wall lines throughout.
7500	BUILT UP ROOFING	0	0	0.00	Excluded.
7600	FLASHING AND SHEET METAL	0	0	0.00	Excluded.

08	DOORS AND WINDOWS
8100	DOORS, FRAMES & HARDWARE	74,750	7,100	2.38

Provide (10) 3'-0"x8'x0" CLR maple doors in clr. Aluminum frames, provide

(12) CLR maple doors w/ 6' S/L, provide

(4) set of 6'-0"x8'-0" CLR maple doors in clr. aluminum frames, provide (1) 4'- 0"x8'-0" CLR maple door w/ frame, provide (1) 3'-0"x8'-0" CLR maple door w/ 19' S/L, provide 34' x 8' clear aluminum frame for east wall at demo room, provide door hardware to match existing. Relocate existing doors and frames per plan. - Add (2) doors and frames per revised plan dated 6/30/2021, Add 24' of new glass wall in east side of break room wall per 7/9/2021 change request

8300	SPECIAL DOORS	4,880	- 4,880	0.16	Provide and install (N) glass roll up door in existing storefront opening in machine shop.
8800	GLASS & GLAZING	4,790	0	0.15	Install (N) glass sidelites at offices and conf. rooms. Per plan.
09	FINISHES
9200	LATH & PLASTER	0	0	0.00	Excluded.
9300	CERAMIC TILE	6,770	0	0.22	Provide materials and labor to install ceramic floor tile in (2) new showers,(match existing as close as possible), Remove existing wall tile and repair (match as close as possible).
9250	DRYWALL	140,000	4,860	4.46

Provide all new full height and under grid metal stud walls with 5/8" gyp board each side, tape, top and finish, prep for paint. excludes furred walls at new offices at exterior walls for electrical and data.

9500	SUSPENDED CEILINGS	21,885	0	0.70	Provide and install (N) T-bar grid ceilings in all offices, conf. rooms and board room. All labs to have open ceilings.
9650	FLOOR COVERINGS	38,559	0	1.23	Provide and install (N) VCT flooring per plan note. Relocate (E) carpet tiles to offices as needed, provide and install new wall base on all new walls.
9900	PAINTING	21,558	0	0.69	Prep and painting of new sheetrock walls, restrooms and steel columns throughout space.
15	MECHANICAL
15300	FIRE PROTECTION SYSTEMS	30,000	0	0.95	Relocate and add sprinkler heads at (N) full height walls and T-bar ceilings. Includes engineering design drawings. Excludes any seismic upgrades or relocating existing mains or branch lines.

15400	PLUMBING	82,800	-3,600	2.64

~~Demo and cap off associated plumbing at current break room sink~~, supply and install pre-fab shower stalls at new showers, provide (2) new sinks at machine shop and wet lab, ~~provide plumbing at (N) break area~~, associated waste and vent piping, domestic hot and cold water piping for new fixtures. Provide and install new 50 gal. water heater to support showers.

15500	HVAC	275,000	0	8.75

Provide and install (N) shop fabricate and install new plenums at (14) (E) HVAC units, run all new spiral duct to

(15) (E) HVAC units, Furnish and install approx. 90 supply air outlets, re-run (E) thermostat wiring and install (15) (E) 24v programmable thermostats, upsize existing restroom exhaust fan and provide aluminum duct, to incorporate the

(2) new showers, air balance the whole building,

mechanical engineering and permit drawings included.

16	ELECTRICAL
16100	ELECTRICAL		330,790	0	10.53

Provide and install (60) 120V, 20A duplex receptacles throughout, (37) data ring and strings throughout, (1) floor box in Board rm., (44) 2x4 LED dimmable light fixtures, power for(20) cubicles, relocate existing HP -4 pendant fixtures for open area, provide power to (1) 208V, 1ph, 30A water heater, re-switch lighting to accommodate new wall layout, provide 208V power distribution to labs, ext. compressor and machine shop per program requirements, re-work lighting in open area to accommodate new offices, provide and install integrated battery backed up emergency lighting, provide and install lighting controls to comply with title-24 requirements, provide commissioning and documents per new Title-24 requirements, and provide plans and engineering.

Excludes any power distribution

from existing generator currently in place.

16760	FIRE ALARM SYSTEMS		9,880	0	0.31	Re-wire all existing HVAC units and tie into existing panel for global shut down of units in large open areas per fire code, also tie B.A. fan into panel for shut down too.
	T O T A L		1,256,408	-443	1,255,965	39.98

ADD ALTERNATES
Alt #1:	UL LISTING OF EQUIPMENT	4,000	4,000	Add alt. allowance if required by city.
Alt #2:	SEISMIC HOLD DOWNS ON EQUIPMENT	25,000	25,000	Add alt. allowance if required by city to fabricate steel hold downs for equipment in machine shop, includes installation.
Alt #3:	ARCHITECTURAL &STRUCTURAL DESIGN FOR EQUIPMENT	11,500	11,500	Add alt. for structural design and calculations for equipment.

Exhibit G	: ONE RENEWAL OPTION AT MARKET

(a)         Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein, or a Tenant Affiliate as defined herein, (y) Tenant continues to lease the entire Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of 60 months (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the Lease Term (hereinafter referred to as the "Commencement Date of the Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least 6 months, but not more than 12 months, prior to the scheduled expiration date of the Lease Term.

(b)         The Base Rent payable by Tenant to Landlord during the Extension Term shall be the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event that, following good faith negotiations and commercially reasonable efforts on the part of each party, Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 4 months prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

(c)         The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d)         Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(e)         If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

(f)         Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in "as-is" condition.

(g)         If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

(h)         If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Exhibit, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (d) above.